Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto, the “Schedule 13D”) relating to the common stock, $0.0001 par value per share, of SmartKem, Inc., which may be deemed necessary pursuant to Regulation 13D or 13G promulgated under the Exchange Act.

The undersigned further agree that each party hereto is responsible for the timely filing of the Schedule 13D, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Joint Filing Agreement shall be attached as an exhibit to the Schedule 13D, filed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the 5th day of March, 2021.

OCTOPUS INVESTMENTS LIMITED

/s/ Zoe Chambers
Name: Zoe Chambers
Title: Principal

OCTOPUS TITAN VCT PLC

BY: OCTOPUS INVESTMENTS LIMITED, ITS SOLE MANAGER

/s/ Zoe Chambers
Name: Zoe Chambers
Title: Principal

Schedule I

DIRECTORS AND EXECUTIVE OFFICERS OF

OCTOPUS INVESTMENTS LIMITED AND OCTOPUS TITAN VCT PLC

DIRECTORS AND EXECUTIVE OFFICERS OF OCTOPUS INVESTMENTS LIMITED

The name, function, and present principal occupation or employment of each of the directors and executive officers of Octopus Investments Limited are set forth below. Unless otherwise indicated below, (i) each occupation set forth opposite an individual’s name refers to employment with Octopus Investments Limited, (ii) the business address of each director and executive officer of Octopus Investments Limited is 33 Holborn, London, EC1N 2HT, U.K.

Name	Relationship to Octopus Investments Limited	Present Principal Occupation
Robert Devey	Director	Director
Jonathan Digges	Chief Investment Officer	Director
Ruth Handcock	Chief Executive Officer	Director
Christopher Hulatt	Co-Founder	Fund Manager
Simon Rogerson	Co-Founder	Fund Manager

DIRECTORS AND EXECUTIVE OFFICERS OF OCTOPUS TITAN VCT PLC

The name, function, and present principal occupation or employment of each of the directors and executive officers of Octopus Titan VCT Plc are set forth below. Unless otherwise indicated below, (i) each occupation set forth opposite an individual’s name refers to employment with Octopus Titan VCT Plc, (ii) the business address of each director and executive officer of Octopus Titan VCT Plc is 33 Holborn, London, EC1N 2HT, U.K.

Name	Relationship to Octopus Titan VCT Plc	Present Principal Occupation
Matthew Cooper	Director	Director
Mark Hawkesworth	Director	Director
John Hustler	Director	Venture Capitalist
Thomas Leader	Director	Director
Jane O’Riordan	Director	Director